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                                                                     EXHIBIT 4.9

                  FORGIVENESS OF DEBT AND CANCELLATION OF NOTE

         Pursuant to Section 2.2 of that certain Exchange and Stock Issuance Agreement between Bionova Holding Corporation, a Delaware corporation (the "Company"), and Savia, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Savia"), dated March 29, 2004 (the "Exchange Agreement"), Savia hereby forgives $53,033,424.84 of the principal amount of that certain $55,459,743.57 principal amount Promissory Note of the Company, dated December 30, 2002 (the "Bionova Note"), and all accrued and unpaid interest thereon.

         Further, the Company and Savia acknowledge that the Exchange and the Debt Forgiveness, as those terms are defined in the Exchange Agreement, have been consummated and, as a result thereof and pursuant to Section 2.3 of the Exchange Agreement, Savia herewith surrenders the original copy of the Bionova Note to the Company for cancellation, and the Company hereby cancels the Bionova Note.

         Dated:   March 29, 2004


                              SAVIA, S.A. de C.V.


                              By:  /s/ Alfonso Romo
                                   -------------------------------
                              Name:    Alfonso Romo
                              Title:   Chief Executive Officer


                              BIONOVA HOLDING CORPORATION


                              By:  /s/ Jose Manuel Garcia
                                   ----------------------------
                              Name:    Jose Manuel Garcia
                              Title:   Chief Executive Officer